Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES NEWLY ELECTED DIRECTOR

White Plains, New York – May 24, 2005 – Drew Industries Incorporated (NYSE: DW), a supplier of RV and manufactured housing components, today announced that John B. “Jack” Lowe, Jr. was elected as a director at the Annual Meeting of Stockholders held May 18 in Dallas.

Lowe replaces Gene H. Bishop, who retired from the board after ten years. Lowe is currently chairman of Dallas-based TDIndustries, Inc., a national construction and facility service company.

“We greatly appreciate Gene’s valuable contribution since 1995 and wish him well on his retirement,” said Leigh J. Abrams, Drew’s President and CEO. “We are also pleased to welcome Jack to our board. We are sure that Drew will benefit greatly from his management experience and business expertise.”

Lowe has been chairman of TDIndustries since 1980 and until January 2005 also served as CEO of TDIndustries. Lowe is currently a director of Zale Corporation, a publicly-owned specialty retailer of fine jewelry, and serves on the board of trustees of the Dallas Independent School District and on the board of directors of the Texas Business and Education Coalition, as well as the boards of other not-for-profit organizations.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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